Autodesk Press Release

Autodesk Media Contact:        Noah Cole
Phone:                +1 415 580 3535
Email:                 noah.cole@autodesk.com

Delcam Media Contact:        Peter Dickin
Phone:                +44 121 683 1081
Email:                pjd@delcam.com

Investor Contact:            David Gennarelli
Phone :                +1 415 507 6033
Email:                david.gennarelli@autodesk.com

Autodesk Completes Acquisition of Delcam
Addition of Industry Leading CAM Software to Accelerate Development of Technology for Advanced Manufacturing

San Rafael, Calif. and Birmingham, England, Feb. 6, 2014 - Autodesk, Inc. (NASDAQ: ADSK) has completed the acquisition of Delcam, one of the world’s leading suppliers of advanced computer-aided manufacturing (CAM) software. Autodesk announced its intent to acquire Delcam on November 7, 2013 for £20.75 per share or approximately £172.5 million (~USD $286 Million), using non-U.S.-based cash. Delcam will operate as a wholly owned, independently operated subsidiary of Autodesk, with no significant changes planned for Delcam’s business.

“Autodesk brings to Delcam increased financial strength, unparalleled expertise in design, and a long history of making technology accessible to broad audiences. Through sharing our technology and expertise, this transaction will transform industries and improve how the world is designed and made,” said Clive Martell, Delcam chief executive officer. “By maintaining the basic structure of Delcam’s business, Autodesk is reflecting its trust in and respect for Delcam’s solutions, leadership and organization, and we are excited to come together and further the vision, development and implementation of technology for digital manufacturing.”

Headquartered in Birmingham, UK, Delcam’s range of design, manufacturing and inspection software provides automated CADCAM solutions for a variety of industries, ranging from aerospace and automotive to toys and sports equipment. The company has more than 30 offices worldwide and approximately 700 employees.

“The acquisition of Delcam is an important step in Autodesk’s continued expansion into manufacturing and fabrication and beyond our roots in design. Together with Delcam we look forward to accelerating the development of a more comprehensive Digital Prototyping solution and delivering a better manufacturing experience,” said Buzz Kross, senior vice president for Design, Lifecycle and Simulation products. “We welcome the Delcam employees, customers, partners and community to Autodesk.”

Business Outlook
This transaction is expected to have no impact on Autodesk’s guidance issued on November 26, 2013. Autodesk expects this transaction to be dilutive to its non-GAAP earnings in fiscal 2015 and accretive to its non-GAAP earnings in fiscal 2016*. The company will provide more details about the impact of the transaction on its fourth quarter conference call, currently scheduled for February 26, 2014.

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding: the impact of the acquisition on Autodesk's earnings per share, business performance, manufacturing industry product and services offerings; and the impact of the transaction on Autodesk's and Delcam’s manufacturing products and services capabilities, customers and partners, and industry transformations. Factors that could cause actual results to differ materially include the following: difficulties encountered in integrating merged businesses; costs related to the acquisition; whether certain markets grow as anticipated; the competitive environment in the manufacturing industry and competitive responses to the acquisition; Autodesk and Delcam’s success developing new products or modifying existing products and the degree to which these gain market acceptance; general market and business conditions; and unanticipated impact of accounting for acquisitions. Further information on potential factors that could affect the financial results of Autodesk are included in the company's annual report on Form 10-K for the year ended January 31, 2013, and Form 10-Q for the quarter ended October 31, 2013, which are on file with the Securities and Exchange Commission. Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

* This statement regarding earnings is not intended to be a profit forecast and should not be interpreted to mean that the earnings per Autodesk share for the current or future financial periods will necessarily be greater than those for the relevant preceding financial period. Autodesk is not able to provide statements regarding dilution of or accretion to GAAP earnings at this time because of the difficulty of estimating certain items that are excluded from non-GAAP earnings, such as charges related to stock-based compensation expense and amortization of acquisition related intangibles, the effect of which may be significant.

About Autodesk
Autodesk helps people imagine, design and create a better world. Everyone-from design professionals, engineers and architects to digital artists, students and hobbyists-uses Autodesk software to unlock their creativity and solve important challenges. For more information visit autodesk.com or follow @autodesk.

Autodesk is a registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

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